Exhibit 99.1

Clubhouse Media Group, Inc. CEO and Founder Converts Approx. $1.2M of Debt into Common Stock

LOS ANGELES, August 15, 2023 /PRNewswire/ — Clubhouse Media Group, Inc. (OTCMKTS: CMGR) (“CMGR”), a social media firm and digital agency, today announced that CEO and founder Amir Ben-Yohanan has further reduced the company’s debt by converting $1,197,500 of related party debt personally owed to him, in exchange for 5,987,500,000 shares of common stock at $0.0002 per share on August 9th, 2023.

“I’m confident in CMGR’s upside potential and I’m committed to supporting its growth for the long haul” said Amir Ben-Yohanan, CEO of CMGR. “This debt exchange further strengthens our balance sheet and compliments our efforts in reducing our overall outstanding debt.”

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About Clubhouse Media Group, Inc.

CMGR represents the future of influencer media and marketing, with a global network of professionally run content houses, each with its brand, influencer cohort, and production capabilities. Collectively, CMGR reaches more than 400 million followers. CMGR offers management, production, and deal-making services to its handpicked influencers, a management division for individual influencer clients, and an investment arm for joint ventures and acquisitions for companies in the social media influencer space.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements”. Forward-looking statements also may be included in other publicly available documents issued by CMGR and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “would,” “could,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance.

Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause CMGR’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others such as, but not limited to economic conditions, changes in the laws or regulations, demand for CMGR’s products and services, the effects of competition and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Any forward-looking information provided in this release should be considered with these factors in mind. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K, which are available on the Securities and Exchange Commission’s website at sec.gov. We assume no obligation to update any forward-looking statements contained in this press release.

Contact:

Clubhouse Media Group, Inc.

media@clubhousemediagroup.com